Exhibit 99.1

World Fuel Services Corporation Declares Regular Quarterly Cash Dividend

MIAMI--(BUSINESS WIRE)--World Fuel Services Corporation (NYSE:INT) announced today that its board of directors has declared a quarterly cash dividend of $0.0375 per share payable on April 9, 2008 to shareholders of record on March 21, 2008.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 43 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation, Miami
Ira M. Birns, Executive Vice President &
Chief Financial Officer, 305-428-8000
or
Francis X. Shea, Executive Vice President & Chief Risk
and Administrative Officer, 305-428-8000